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                                                                   EXHIBIT 11.01

                         MSC INDUSTRIAL DIRECT CO., INC.
                               SID TOOL CO., INC.
           CALCULATION OF SUPPLEMENTARY PRO FORMA NET INCOME PER SHARE
                      (In thousands, except per share data)



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                                                             For the Nine Months        For the Year Ended
                                                             Ended June 1, 1996         September 2, 1995
                                                             ------------------         -----------------
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Calculation of Supplementary Pro Forma Shares Outstanding:
       Distribution made/to be made to shareholders from
       offering proceeds ...................................      $61,073                     $52,255
       Proceeds per share ..................................        19.00                       19.00
                                                                  -------                     -------
       Additional pro forma common shares outstanding ......        3,214                       2,750
       Additional pro forma weighted average common shares
       assumed outstanding .................................        1,283                       2,750
       Weighted average common shares outstanding ..........       28,922                      24,158
                                                                  -------                     -------
       Pro forma weighted average common shares outstanding        30,205                      26,908
                                                                  -------                     -------
       Debt repaid/to be repaid by offering proceeds .......       13,425                      40,177
       Proceeds per share ..................................        33.00                       19.00
                                                                  -------                     -------
       Additional supplementary pro forma weighted
       average common shares assumed outstanding ...........          407                       2,115
                                                                  -------                     -------
       Supplementary pro forma weighted average
       shares outstanding ..................................       30,612                      29,023
                                                                  =======                     =======

Calculation of Supplementary Pro Forma Net Income Per Share:
       Pro forma net income ................................      $14,033                     $18,235
       Impact of proceeds on interest expense,
       net of pro forma tax effect .........................          450                       1,131
                                                                  -------                     -------
       Supplementary pro forma net income ..................       14,483                      19,366
       Supplementary pro forma weighted average
       common shares outstanding ...........................                                   29,023
                                                                                              -------
       Supplementary pro forma net income per share ........      $  0.47                     $  0.67
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